UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    April 16, 2012

Lucas Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3555 Timmons Lane, Suite 1550, Houston, Texas	77027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (713) 528-1881

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On April 16, 2012 (the "Closing Date"), Lucas Energy, Inc. ("Lucas" or the "Company") agreed to sell an aggregate of up to 2,950,000 units, with each unit consisting of one share of common stock (the “Shares”) and 0.35 of a warrant to purchase one share of the Company's common stock at an exercise price of $2.30 per share (the “Warrants”, and collectively with the Shares, the “Units”).  The Company will receive an aggregate of approximately $5,900,000 in gross funding in the transaction (the "Offering") assuming the sale of all Units offered in the offering and approximately $5,500,000 in net proceeds after paying commissions and other expenses associated with the Offering which the Company plans to use to pay down expenses related to drilling, lease operating, workover activities and for general corporate purposes, including general and administrative expenses.  Additionally, the Company may receive up to an additional $2,374,750 upon exercise of the Warrants (assuming all of the Units offered in the offering are sold).  A total of up to 2,950,000 Shares and 1,302,500 Warrants may be sold in connection with the Offering of the Units.

The Warrants are exercisable for five years following the six-month anniversary date of the closing of the Offering.  The Warrants have cashless exercise rights only if the registration statement pursuant to which the Warrants were issued is not effective and available for use at the time of any proposed exercise.  The Warrants also include a provision whereby the holder is not eligible to exercise any portion of the Warrants that would result in them becoming the beneficial owner of more than 4.99% of the Company's common stock, subject to the holder’s right to increase such amount to up to 9.99% of the Company’s common stock with at least 61 days prior written notice to the Company.

The Company engaged Roth Capital Partners, LLC (the "Agent") as placement agent in connection with the sale of the Shares in the Offering pursuant to a Placement Agency Agreement, and agreed to pay the Agent an amount equal to 6.0% of the gross proceeds received by the Company from the sale of the Shares to all investors, except for those investors who purchased securities in December 2010 (the "December 2010 Investors"), for which no fees shall be due to the Agent, which will total approximately $300,000 assuming the sale of all Units offered, plus Agent’s expenses not to exceed $40,000. The December 2010 Investors are the investors that participated in the Company's equity offering in December 2010 who were provided a right of first refusal to purchase up to 25% of the Units offered in the Offering.  The December 2010 Investors have agreed to purchase an aggregate of 450,000 Units for an aggregate of $900,000. The Placement Agency Agreement contains customary representations, warranties, and covenants by the Company, and also provides for customary indemnification by the Company and the Agent for losses or damages arising out of or in connection with the Offering. Additionally, another broker-dealer previously engaged by the Company has also claimed that it may be entitled to additional potential fees in connection with the Offering.  While the Company denies such claim, there is no assurance the Company will prevail in such dispute.

The closing of the Offering is expected to occur on or around April 16, 2012, subject to the satisfaction of customary closing conditions.

The offer and sale of the Units, Shares and Warrants was made pursuant to the Company’s shelf registration statement on Form S-3 (SEC File No. 333-179980), which became effective on March 19, 2012 (the “Shelf Registration Statement”), and a prospectus supplement thereto dated April 16, 2012. A copy of the opinion of Woodburn & Wedge relating to the legality of the issuance of the Shares, Warrants and the shares of common stock issuable upon exercise of the Warrants is attached as Exhibit 5.1 hereto.

The description of the Placement Agency Agreement, Subscription Agreement and Warrants described above are qualified in all respects by the actual terms and conditions of the Placement Agent Agreement, Subscription Agreement and Form of Common Stock Purchase Warrant, respectively, as attached hereto. This Current Report on Form 8-K is being filed in part for the purpose of incorporating Exhibits 1.1, 4.1, 5.1 and 10.1 by reference into the Shelf Registration Statement.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

EXHIBIT NO.	DESCRIPTION

1.1*	Placement Agency Agreement by and between the Company and Roth Capital Partners, LLC dated as of April 16, 2012

4.1*	Form of Common Stock Purchase Warrant by and between the Company and each investor dated as of April 16, 2012

5.1*	Opinion of Woodburn and Wedge

10.1*	Form of Subscription Agreement by and between the Company and each investor dated as of April 16, 2012

23.1	Consent of Woodburn and Wedge (included in the opinion filed as Exhibit 5.1)

99.1*	Press Release

* Filed herewith

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUCAS ENERGY, INC.

By: / s / K. Andrew Lai
Name: K. Andrew Lai
Title: Chief Financial Officer

Date: April 16, 2012

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION

1.1*	Placement Agency Agreement by and between the Company and Roth Capital Partners, LLC dated as of April 16, 2012

4.1*	Form of Common Stock Purchase Warrant by and between the Company and each investor dated as of April 16, 2012

5.1*	Opinion of Woodburn and Wedge

10.1*	Form of Subscription Agreement by and between the Company and each investor dated as of April 16, 2012

23.1	Consent of Woodburn and Wedge (included in the opinion filed as Exhibit 5.1)

99.1*	Press Release

* Filed herewith